MONTHLY REPORT - May, 2007

                           Providence Select Fund, LP
                 The net asset value of a unit as of May 31, 2007 was $1,007.00, down 0.7% from $ 1,014.54 per unit as of April 30, 2007.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                           Current Period      Year to Date
Net Asset Value (1,345.804 units)at        $ 1,365,378.14          2,000.00
   April 30, 2007
Addition of 199.298 units on May 1,            202,195.09      1,548,210.74
   2007
Redemption of 0.000 units on May 31,                  0                 0
   2007
Net Income (Loss)                               11,657.69          5,704.80
                                           --------------      ------------
Ending Net Asset Value (1,545.102 units)   $ 1,555,915.54      1,555,915.54
                                           ==============      ============
Net Asset Value per Unit at                $     1,007.00
May 31, 2007


                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on closed contracts      $(19,726.19)     (42,914.07)

      Change in unrealized gain (loss) on open        20,782.82       99,751.64
         contracts

   Interest income                                     4,865.52       11,589.30
                                                    =============   ===========
Total: Income                                          5,922.15       68,426.87

Expenses:
   Brokerage commissions                               7,453.48       16,827.77

   Operating expenses                                  3,593.26       18,356.33

   Incentive fee                                        (342.66)      10,869.41

   Management fee                                      3,098.66        6,994.58

   Continuing service fee                              3,777.10        9,673.98

   Organizational & offering expenses                        0               0
                                                   ------------     -----------
Total: Expenses                                       17,579.84       62,722.07
                                                   ============     ===========
Net Income (Loss) - April, 2007                    $ (11,657.69)       5,704.80


                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and correct.

                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP